Exhibit 23.b.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on

Form S-3 of our report dated February 5, 2002, except with respect to the reclassification of the 2001 information in Note 16 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; and the reclassification described in the last paragraph of Note 4 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 8, and the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 15 as to which the date is August 13, 2003, relating to the financial statements of Great Plains Energy Incorporated, which appears in Great Plains Energy Incorporated' s Annual Report on Form 10-K/A for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 5, 2002, except with respect to the reclassification to the 2001 financial statement schedule information relating to the discontinued operations as described in Note 1 as to which the date is August 13, 2003, relating to the 2001 financial statement schedule information of Great Plains Energy Incorporated, which also appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri

April 14, 2004